PRESS RELEASE

Investor Contact:	Media Contact:

Scott D. Peters CEO, Chairman & President Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. and Grubb & Ellis Company Enter Into Redemption, Termination
and Release Agreement

Scottsdale, Arizona (October 19, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced today that it has entered into a Redemption, Termination and Release Agreement (the “Redemption Agreement”) with Grubb & Ellis Company and its affiliates (“Grubb & Ellis”). Pursuant to the Redemption Agreement, HTA redeemed the partnership interest and other rights that Grubb & Ellis held in HTA’s operating partnership, including, all rights with respect to a subordinated distribution upon the occurrence of specified liquidity events. In addition, HTA and Grubb & Ellis resolved all remaining issues between the parties. In connection with the execution of the Redemption Agreement, HTA made a one-time payment to Grubb & Ellis of $8.0 million.

“The execution of the Redemption Agreement represents the final stage of HTA’s successful transition from Grubb & Ellis,” stated Scott D. Peters, HTA’s Chairman, Chief Executive Officer and President. “We are excited about HTA’s future and believe that the Redemption Agreement further positions HTA to take advantage of potential strategic opportunities.”

Since January 1, 2010, HTA has acquired approximately $344.5 million in medical office and healthcare related assets based on acquisition price, including 1.5 million square feet of gross leasable area in 2010, which is 98% leased with an average remaining lease term of 8.2 years.

For more information on HTA, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $344.5 million in medical office and healthcare-related assets. These assets include a total of 18 acquisitions representing approximately 1.5 million square feet. Since its formation in 2006, HTA has made 68 geographically diverse acquisitions valued at approximately $1.8 billion based on purchase price, which includes 208 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.9 million square feet and includes 189 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission..